UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 14, 2025

Hippo Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39711	32-0662604
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

150 Forest Avenue
Palo Alto, California 94301
650 294-8463
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	HIPO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement

On April 14, 2025, Hippo Analytics Inc. (the “Company”) entered into a Second Amendment to Lease (the “Second Amendment”) with Tallwood Forest, LLC (the “Landlord”) providing for the termination by the Company of that certain Lease Agreement, dated as of June 14, 2019, as amended on January 26, 2020, by and between the Company and the Landlord (the “Lease”) of 150 Forest Ave., Palo Alto, California, 94301 (the “Property”). The Property consists of approximately 15,000 rentable square feet. Pursuant to the Second Amendment, the Company and the Landlord agreed to terminate the Lease effective as of April 14, 2025, and the Company agreed to surrender the Property and pay a one-time lease termination payment of $1,438,411 to the Landlord. The Company is currently in the process of securing office space in San Jose, CA and expects to finalize this in the near term. The move from Palo Alto to San Jose is expected to result in significant annual cost savings.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the complete terms and conditions of the Second Amendment to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q to be filed with the SEC for the fiscal quarter ending March 31, 2025.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 18, 2025

HIPPO HOLDINGS, INC.

By:	/s/ GUY ZELTSER
Guy Zeltser
Chief Financial Officer